Exhibit 99.1

BRINKER INTERNATIONAL REPORTS YEAR-OVER-YEAR INCREASE IN SECOND QUARTER EPS
DALLAS (Jan. 20, 2016) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 23, 2015.
Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 9.9 percent to $0.78 compared to $0.71 for the second quarter of fiscal 2015

•	On a GAAP basis, earnings per diluted share increased 25.0 percent to $0.80 compared to $0.64 for the second quarter of fiscal 2015

•
Brinker International total revenues increased 6.2 percent to $788.6 million and company sales increased 6.7 percent to $765.7 million attributable to the 103 restaurants acquired with the Pepper Dining transaction in the first quarter of fiscal 2016

•	Chili’s company-owned comparable restaurant sales decreased 2.8 percent

•	Maggiano’s comparable restaurant sales decreased 1.8 percent

•
Chili's franchise comparable restaurant sales increased 0.9 percent which includes a 2.6 percent increase for international franchise restaurants, partially offset by a 0.1 percent decrease for U.S. franchise restaurants

•	Restaurant operating margin,[1] as a percent of company sales, declined approximately 30 basis points to 16.1 percent compared to 16.4 percent for the second quarter of fiscal 2015

•
For the first six months of fiscal 2016, cash flows provided by operating activities were $155.6 million and capital expenditures totaled $52.2 million. Free cash flow[2] was approximately $103.4 million

•	The company repurchased approximately 1.9 million shares of its common stock for $89.0 million in the second quarter and a total of approximately 2.8 million shares for $140.1 million year-to-date

•	The company declared a dividend of 32 cents per share to be paid in the third quarter, representing a 14.3% increase over the prior year

•	The company reaffirms earnings per diluted share, excluding special items, to increase 15 to 18 percent in fiscal 2016 in the range of $3.55 to $3.65

“Our second quarter earnings reflect solid performance despite top-line challenges,” said Wyman Roberts, chief executive officer and president. “We believe our current initiatives will improve sales during the remainder of the fiscal year and help deliver our annual earnings guidance."

1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant Labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

2 Free cash flow is defined as cash flows provided by operating activities less capital expenditures.

Table 1: Q2 comparable restaurant sales
Company-owned, reported brands and franchise; percentage

	Q2 16	Q2 15
Brinker International	(2.6)	3.7
Chili’s Company-Owned[1]
Comparable Restaurant Sales	(2.8)	4.0
Pricing Impact[2]	0.8	1.7
Mix-Shift[2]	0.4	0.6
Traffic[2]	(4.0)	1.7
Maggiano’s
Comparable Restaurant Sales	(1.8)	2.3
Pricing Impact[2]	2.3	2.4
Mix-Shift[2]	(1.2)	(1.6)
Traffic[2]	(2.9)	1.5

Chili's Franchise[3]	0.9	3.2
U.S. Comparable Restaurant Sales	(0.1)	4.9
International Comparable Restaurant Sales	2.6	(0.5)

Chili's Domestic[4]	(2.1)	4.2
System-wide[5]	(1.6)	3.5

1	Chili's company-owned comparable restaurant sales includes 103 Chili's restaurants acquired from a franchisee in the first quarter of fiscal 2016.
2	Reclassifications have been made between pricing impact, mix-shift and traffic in the prior year to conform with current year classification.
3
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

4	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
5	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.
Quarterly Operating Performance
CHILI’S second quarter company sales increased 8.1 percent to $651.0 million from $602.0 million in the prior year primarily due to an increase in restaurant capacity resulting from the acquisition of 103 Chili's restaurants on June 25, 2015, partially offset by a decline in comparable restaurant sales. As compared to the prior year, Chili's restaurant operating margin1 declined primarily due to the impact of the recently acquired restaurants. Cost of sales, as a percent of company sales, was positively impacted by favorable menu pricing and commodity pricing related to burger meat, cheese, seafood, and avocados, partially offset by unfavorable menu item mix and commodity pricing primarily related to steak and chicken. Restaurant expenses, as a percent of company sales, increased slightly due to higher repairs and maintenance and rent expenses, partially offset by decreased advertising, workers' compensation insurance expenses and operations supervision expenses. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates, partially offset by lower incentive bonus and productivity initiatives.
MAGGIANO’S second quarter company sales decreased 0.9 percent to $114.7 million from $115.8 million in the prior year primarily due to a decline in comparable restaurant sales. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Cost of sales, as a percent of company sales, was positively impacted by menu item changes, increased menu pricing and favorable commodity pricing. Restaurant expenses, as a percent of company sales, increased compared to prior year due to higher preopening and repair and maintenance expenses, partially offset by lower advertising expenses. Restaurant labor, as a percent of company sales, increased compared to prior year due to higher wage rates.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

FRANCHISE AND OTHER revenues decreased 8.8 percent to $22.9 million for the second quarter compared to $25.1 million in the prior year driven primarily by a decrease in royalty revenues resulting from the acquisition of 103 Chili's restaurants from a former franchisee. Brinker franchisees generated approximately $338 million in sales2 for the second quarter of fiscal 2016.

2Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $3.0 million for the quarter primarily due to depreciation on acquired restaurants, asset replacements and new restaurant openings, partially offset by an increase in fully depreciated assets.
General and administrative expense decreased approximately $0.8 million primarily due to lower performance-based compensation, partially offset by the termination of accounting and information technology support fees resulting from the acquisition of 103 Chili's restaurants.
On a GAAP basis, the effective income tax rate increased to 30.1 percent in the current quarter from 29.7 percent in the prior year quarter. The effective income tax rate increased due to higher profits, partially offset by an increase in the FICA Tip Credit and the positive impact of the resolution of certain tax positions. Excluding the impact of special items, the effective income tax rate increased to 31.3 percent in the current quarter compared to 30.7 percent in the prior year quarter. The effective income tax rate increased due to higher profits, partially offset by an increase in the FICA Tip Credit.

Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income excluding special items
Q2 16 and Q2 15; $ millions and $ per diluted share after-tax

	Q2 16	EPS Q2 16	Q2 15	EPS Q2 15
Net Income	47.7	0.80	41.3	0.64
Other (Gains) and Charges, net of taxes[1]	0.0	0.0	5.1	0.07
Adjustment for tax items[2]	(0.8)	(0.02)	—	—
Net Income excluding Special Items	46.9	0.78	46.4	0.71

1
Pre-tax Other gains and charges included a gain of $0.1 million and a charge of $8.3 million in the second quarter of fiscal 2016 and 2015, respectively. See footnote "b" to the consolidated statements of comprehensive income for additional details.

2	Discrete tax items result from the resolution of certain tax positions which directly impacts tax expense.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statement of comprehensive income and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CST today (Jan. 20). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Feb. 17, 2016.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for the second quarter of fiscal 2016 filing on or before Feb. 1, 2016; and
- Third quarter earnings release, before market opens, April 19, 2016.

About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 23, 2015, Brinker owned, operated, or franchised 1,646 restaurants under the names Chili’s® Grill & Bar (1,595 restaurants) and Maggiano’s Little Italy® (51 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 23, 2015	Dec. 24, 2014	Dec. 23, 2015	Dec. 24, 2014
Revenues:
Company sales	$765,672	$717,768	$1,506,153	$1,404,632
Franchise and other revenues (a)	22,938	25,130	45,016	49,284
Total revenues	788,610	742,898	1,551,169	1,453,916
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	203,799	193,762	400,402	378,547
Restaurant labor	247,596	227,733	494,173	455,009
Restaurant expenses	190,660	178,898	379,833	354,436
Company restaurant expenses	642,055	600,393	1,274,408	1,187,992
Depreciation and amortization	39,114	36,072	78,285	71,614
General and administrative	31,909	32,660	65,020	65,294
Other gains and charges (b)	(87)	8,291	1,590	9,224
Total operating costs and expenses	712,991	677,416	1,419,303	1,334,124
Operating income	75,619	65,482	131,866	119,792
Interest expense	7,907	7,349	15,674	14,348
Other, net	(560)	(611)	(833)	(1,114)
Income before provision for income taxes	68,272	58,744	117,025	106,558
Provision for income taxes	20,578	17,438	36,124	32,514
Net income	$47,694	$41,306	$80,901	$74,044

Basic net income per share	$0.81	$0.65	$1.35	$1.15

Diluted net income per share	$0.80	$0.64	$1.34	$1.13

Basic weighted average shares outstanding	59,198	63,590	59,712	64,129

Diluted weighted average shares outstanding	59,899	64,963	60,553	65,613

Other comprehensive loss:
Foreign currency translation adjustment (c)	$(460)	$(3,529)	$(3,265)	$(4,336)
Other comprehensive loss	(460)	(3,529)	(3,265)	(4,336)
Comprehensive income	$47,234	$37,777	$77,636	$69,708

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 23, 2015	Dec. 24, 2014	Dec. 23, 2015	Dec. 24, 2014
Litigation	$(2,032)	$5,800	$(2,032)	$5,800
Restaurant impairment charges	468	747	525	747
Severance	209	—	2,368	—
Acquisition costs	—	—	580	—
Loss (Gain) on the sale of assets, net	—	1,069	(1,762)	1,093
Restaurant closure charges	—	509	—	1,381
Impairment of liquor licenses	—	175	—	175
Other	1,268	(9)	1,911	28
	$(87)	$8,291	$1,590	$9,224

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Dec. 23, 2015	June 24, 2015

ASSETS
Current assets	$253,938	$189,717
Net property and equipment (a)	1,071,232	1,032,044
Total other assets	254,714	214,112
Total assets	$1,579,884	$1,435,873
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$3,605	$3,439
Other current liabilities	445,405	415,036
Long-term debt, less current installments	1,156,493	970,825
Other liabilities	139,313	125,033
Total shareholders’ deficit	(164,932)	(78,460)
Total liabilities and shareholders’ deficit	$1,579,884	$1,435,873

(a)
At Dec. 23, 2015, the company owned the land and buildings for 191 of the 999 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.7 million and $110.7 million, respectively.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-Six Week Periods Ended
	Dec. 23, 2015	Dec. 24, 2014
Cash Flows From Operating Activities:
Net income	$80,901	$74,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,285	71,614
Stock-based compensation	7,522	6,992
Restructure charges and other impairments	1,229	8,326
Net (gain) loss on disposal of assets	(274)	2,974
Changes in assets and liabilities	(12,098)	(1,485)
Net cash provided by operating activities	155,565	162,465
Cash Flows from Investing Activities:
Payments for property and equipment	(52,199)	(79,481)
Payment for purchase of restaurants	(105,577)	—
Proceeds from sale of assets	2,756	1,950
Net cash used in investing activities	(155,020)	(77,531)
Cash Flows from Financing Activities:
Borrowings on revolving credit facility	207,500	83,000
Purchases of treasury stock	(140,089)	(112,789)
Payments of dividends	(37,363)	(35,409)
Payments on revolving credit facility	(20,000)	—
Excess tax benefits from stock-based compensation	4,907	10,351
Payments on long-term debt	(1,024)	(13,338)
Proceeds from issuances of treasury stock	1,691	3,975
Net cash provided by (used in) financing activities	15,622	(64,210)
Net change in cash and cash equivalents	16,167	20,724
Cash and cash equivalents at beginning of period	55,121	57,685
Cash and cash equivalents at end of period	$71,288	$78,409

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Second Quarter Openings Fiscal 2016	Total Restaurants Dec. 23, 2015	Projected Openings Fiscal 2016
Company-Owned Restaurants:
Chili’s Domestic	4	935	11-13
Chili’s International	—	13	—
Maggiano’s	2	51	2
	6	999	13-15
Franchise Restaurants:
Chili’s Domestic	2	326	8-10
Chili's International	11	321	25-30
	13	647	33-40
Total Restaurants:
Chili’s Domestic	6	1,261	19-23
Chili's International	11	334	25-30
Maggiano’s	2	51	2
	19	1,646	46-55

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
(972) 770-9040

ASHLEY JOHNSON
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240